Exhibit 99.1

Finjan Files Complaint Against Avast
Avast’s Acquisition of AVG Has Resulted in Claims for Breach of Contract and Infringement on Finjan’s Patents

E. PALO ALTO, CA – 01/23/17 -- Finjan Holdings, Inc. (NASDAQ:FNJN), a cybersecurity company, today announced that its subsidiary Finjan, Inc. ("Finjan”) filed a complaint on January 19, 2017 against its licensee, Avast Software, and its newly acquired company AVG Technologies, in the U.S. District Court for the Northern District of California (Case No. 3:17-cv-00283). Finjan is suing Avast for breach of contract and breach of the covenant of good faith and fair dealing; and both Avast and AVG for willful infringement of Finjan’s patents, including U.S. Patent Nos. 6,154,844; 7,930,299; 7,975,305; 8,079,086; 8,141,154; and 8,677,494.

Finjan entered into a Confidential Patent License, Settlement and Release Agreement (“Patent License Agreement”) with Avast on November 15, 2015. Since the Agreement is confidential, the public version of the Complaint obscures contract terms cited in support of Finjan’s claims. On July 7, 2016, Avast announced an agreement to acquire AVG for $1.3 billion, which would result in more than doubling their user base globally. The acquisition closed on September 30, 2016, and they now functionally operate as a single company.

“Avast’s recent acquisition of AVG triggered certain terms in the Patent License Agreement that excludes an acquired company’s products as licensed,” said Julie Mar-Spinola, CIPO of Finjan Holdings. “Furthermore, Finjan had notified AVG that AVG was infringing its patents nearly nine months prior to the acquisition being announced. Consistent with our best practices, Finjan strove to negotiate a fair value license with Avast to cover such AVG products to no avail. Avast’s resistance has forced Finjan to escalate this dispute to the court, in order to preserve the value of our patent portfolio and stakeholders’ related interests.”
Finjan has pending infringement lawsuits or appeals against FireEye, Inc., Sophos, Inc., Symantec Corp., Palo Alto Networks, Blue Coat Systems, Inc., ESET and its affiliates and Cisco Systems, Inc. relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.
ABOUT FINJAN
Established 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.
Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Valter Pinto | KCSA Strategic Communications
(650) 282-3245
investors@finjan.com